Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 West Seventh Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust

Announces 2015 Capital Plan

FORT WORTH, Texas, February 10, 2015 – The San Juan Basin Royalty Trust (NYSE:SJT) (the “Trust”), today announced the capital project plan for 2015 as delivered to it by Burlington Resources Oil & Gas Company LP (“Burlington”). Capital expenditures for 2015 for properties subject to the Trust’s royalty interest are estimated to be $14 million. Of the $14 million, approximately $6.8 million will be attributable to the capital budgets for 2014 and prior years.

The principal asset of the Trust is a 75% net overriding royalty interest carved out of certain oil and gas leasehold and royalty interests in properties now owned by Burlington (the “Underlying Properties”) located in the San Juan Basin and more particularly in San Juan, Rio Arriba and Sandoval counties of northwestern New Mexico. Burlington is the operator of the majority of the Underlying Properties.

Burlington’s announced 2015 plan for the Underlying Properties includes 91 projects. Approximately $5.5 million will be attributable to six new wells and $1.7 million of the budget is allocable to 40 facilities projects. The $6.8 million balance is attributable to the budgets for prior year projects and will be applied to five wells commenced in 2014 and prior years, and to 40 facilities projects. Burlington will be the operator of all the projects included in the 2015 plan.

In light of the challenged price environment for natural gas and natural gas liquids, Burlington plans to suspend its drilling program in the San Juan Basin in March 2015. However, Burlington reported that it continually monitors natural gas prices and plans to restart the program at some point in the future, dependent upon such gas prices. Existing wells will continue to be operated. Burlington reports that based on its actual capital requirements, the pace of regulatory approvals, the mix of projects and swings in the price of natural gas, the current estimated capital expenditures for 2015 are subject to change.

Capital expenditures of approximately $6.5 million were included in calculating royalty income paid to the Trust in calendar year 2014. Approximately $1.8 million covered 103 projects budgeted for prior years, including continued work on 49 new wells commenced in the years prior to 2014, all operated by Burlington, and 54 maintenance and facilities projects. The $4.7 million balance for 2014 expenditures was attributable to five operated new drill projects and 41 projects for the maintenance and improvement of production facilities.

As stated above, the capital expenditures reported by Burlington in calculating royalty income for 2014 included approximately $1.8 million attributable to the capital budgets for prior years. This occurs because capital expenditures are deducted in calculating royalty income in the month they are accrued, and projects within a given year’s budget often extend into subsequent years. Further, Burlington’s accounting period for capital expenditures runs through November 30 of each calendar year, such that capital expenditures incurred in December of each year are actually accounted for as part of the following year’s capital expenditures. Also, for wells not operated by Burlington, Burlington’s share of capital expenditures may not actually be paid by it until the year or years after those expenses were incurred by the operator.

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact:	San Juan Basin Royalty Trust
Compass Bank, Trustee
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt.us@bbva.com